FIRST AMENDMENT TO BY-LAWS
OF
FUNCTION(X) INC.

The By-laws of Function(x) Inc. are hereby amended as follows:

The first sentence of Article II, Directors, Section A.
Number; Qualifications is deleted in its entirety and replaced with the following:

"The Board of Directors shall consist of one (1) member."

Except as herein amended, the provisions of the By-laws shall remain in full force and effect.

AS APPROVED BY THE BOARD OF DIRECTORS EFFECTIVE: July 24, 2018.